EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Consumer Portfolio Services, Inc., to be filed on or about August 14, 2009, of our report dated March 17, 2008 relating to our audit of the 2007 and 2006 consolidated financial statements, which appears in the Annual Report on Form 10-K of Consumer Portfolio Services, Inc. for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP

Irvine, CA
August 13, 2009